Exhibit 2
Execution Version
ASSET PURCHASE AGREEMENT
by and between
NATIONAL PUMP COMPANY
and
NATIONAL PUMP COMPANY, LLC
Dated as of October 1, 2010

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TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

LIST OF EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Confidentiality Agreement
Exhibit D	Forms of Deeds
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Non-Competition Agreement
Exhibit G	Parent Shares Value Calculation
Exhibit H	Form of Investor Qualification Statement
LIST OF SCHEDULES

Schedule 1.1	Permitted Liens
Schedule 6.1	Jurisdictions in which Seller Is Qualified to Do Business
Schedule 6.4	Required Consents, Filings and Notifications
Schedule 6.5(a)	Financial Statements and Interim Financial Statements
Schedule 6.5(b)	Financial Statement Exceptions
Schedule 6.5(c)	Accounts and Notes Receivable Relating to Sales Other than Sales of Goods or Services to Customers of the Business
Schedule 6.5(d)	Inventory Held by Third Parties
Schedule 6.7	Conduct of Business
Schedule 6.8	Taxes
Schedule 6.9(a)	Owned Real Property
Schedule 6.9(b)	Leased Real Property
Schedule 6.10	Intellectual Property
Schedule 6.11	Company Contracts
Schedule 6.12	Insurance
Schedule 6.13	Litigation and Orders
Schedule 6.15	Permits
Schedule 6.16(b)	List of Employees, Etc.
Schedule 6.16(e)	Unemployment, Social Security and Other Benefits
Schedule 6.16(g)	Effect of Execution and Delivery
Schedule 6.17	Employee Benefit Plans
Schedule 6.18(c)	Environmental
Schedule 6.19	Product Liability and Warranty
Schedule 6.20(a)	Other Liabilities
Schedule 6.20(b)	Absence of Investments
Schedule 6.21(a)	Customers
Schedule 6.21(b)	Suppliers
Schedule 6.22	Related Party Transactions
Schedule 6.24	Indebtedness
Schedule 6.25	Bank Accounts
Schedule 7.5	Buyer Consents
Schedule 9.12	Liens to be Released

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of this 1st day of October, 2010 (the “Closing Date”), is by and between National Pump Company, an Ohio corporation (the “Buyer”), and National Pump Company, LLC, an Arizona limited liability company (the “Seller”).
RECITALS
A. WHEREAS, the Seller is engaged in the business of designing, manufacturing, servicing and marketing vertical turbine line shaft and submersible pumps, centrifugal pumps, high pressure booster pumps and packaged pump stations for the municipal, power generation, oil and gas, hydrocarbon processing, agriculture and general industrial markets (the “Business”); and
B. WHEREAS, the Seller desires to sell, transfer and assign to the Buyer, and the Buyer desires to acquire and assume from the Seller, all of the Purchased Assets and Assumed Liabilities (as each such term is defined below), all as more specifically provided herein.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1: DEFINITIONS
“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director, manager or controlling person of such Person. When referring to a natural person, the term “Affiliate” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such natural person.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Agreements” means the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Deeds and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Buyer, the Seller or any Member in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.
“Asset Acquisition Statement” has the meaning set forth in Section 3.3.
“Assignment and Assumption Agreement” means that certain assignment and assumption agreement, dated as of the Closing Date, by and between the Buyer and the Seller, substantially in the form attached hereto as Exhibit A.

“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Bill of Sale” means that certain bill of sale, dated as of the Closing Date, executed and delivered by the Seller and delivered to the Buyer, in the form attached hereto as Exhibit B.
“Business” has the meaning set forth in the recitals.
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnitee” has the meaning set forth in Section 10.1(a)(i).
“Claims Notice” has the meaning set forth in Section 10.2(a).
“Closing” means the closing of the transactions contemplated by this Agreement.
“Closing Date” has the meaning set forth in the preamble.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company-Level Taxes” means any Taxes imposed on the Company rather than on any of the Members, other than Member-Level Taxes.
“Company Contracts” has the meaning set forth in Section 2.1(g).
“Confidential Information” means all information, whatever its nature and form and whether obtained orally, by observation, from written materials or otherwise, that relates to any research, technical, manufacturing, business or commercial activities or plans of the Seller with respect to the Business, including, without limitation, all systems, servicing methods and business techniques, programs, formulas, processes, compilations of technical and non-technical information, inventions, discoveries and improvements, designs, drawings, blueprints, software, software code, databases, product ideas, concepts, prototypes, features, procedures, training, promotional materials, training courses and other training and instructional materials, vendor and product information, sales intermediary lists and other sales intermediary information, and customer lists and other customer information, whether or not patented or patentable, and all other information that is not otherwise generally available to the public (including, without limitation, any terms or provisions of this Agreement) and could constitute a trade secret of the Seller with respect to the Business under the Uniform Trade Secrets Act. The term “Confidential Information” shall exclude any information that is (or that becomes) generally available to the public through no action of the Person (including its representatives and agents) required to maintain the confidentiality of such information.
“Confidentiality Agreement” means, in the case of each of Jeschke and Hobratschk, those certain confidentiality, invention disclosure and patent agreements, dated as of the Closing Date, by and between Jeschke or Hobratschk, as applicable, and the Buyer, substantially in the form attached hereto as Exhibit C.
“Contracts” means all contracts, agreements, leases, licenses, commitments, instruments, guarantees, bids, orders, or proposals, whether written or oral.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Seller or (b) that together with the Seller is treated as a single employer under Section 414(t) of the Code.
“Copyrights” means all copyrights, whether in published or unpublished works, Documents, databases, data collections and rights therein, software, web site content; rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof; and moral rights and economic rights of others in any of the foregoing.
“Deeds” means those certain warranty deeds, dated as of the Closing Date, in the forms of Exhibit D attached hereto, conveying Owned Real Property from the Seller to the Buyer.
“Documents” means all files, documents, instruments, papers, books, reports, business and employment records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, drawings, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.
“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet, all applications for any of the foregoing and the goodwill of the Business associated with each of the foregoing.
“Due Inquiry” means, in each case with respect to such fact or matter, a review of such individual’s files, communication with such individual’s direct reports, and a review of applicable mail and written correspondence.
“Employee Plan” or collectively, “Employee Plans” has the meaning set forth in Section 6.17(a).
“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement.
“Environmental Condition” means any condition of the Environment existing or occurring prior to the Closing at, under or migrating to or from (a) the Real Property, (b) any property previously owned, leased or operated by the Seller to the extent such condition of the Environment existed at the time of such ownership, lease or operation, or (c) any other real property at which any Hazardous Material generated by the operation of the business of the Seller prior to the Closing has been treated, stored or disposed of or has otherwise come to be located, which, in any such case, violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results in any Release, or Threat of Release, damage, loss, cost, expense, claim, demand, order or liability.

“Environmental Law” means any Law, common law, policy or guideline relating to public or workplace health or safety or protection of the Environment, Releases of Hazardous Materials or injury to persons relating to exposure to any Hazardous Materials.
“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” means the account with the Escrow Agent into which the Escrow Amount is deposited.
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date, by and among the Buyer, the Seller, and the Escrow Agent, in the form attached hereto as Exhibit E.
“Escrow Amount” means $1,000,000.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Entities” has the meaning set forth in Section 9.9(a).
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Expiration Date” has the meaning set forth in Section 10.3(a).
“Financial Statements” has the meaning set forth in Section 6.5(a).
“Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by the Seller in connection with the Business but who are no longer so employed or engaged on the date hereof.
“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by the Seller in the conduct of the Business, including all artwork, desks, chairs, tables, hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.
“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.
“Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum and petroleum-containing materials, radiation and radioactive materials, leaded paints, toxic mold and other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or that could give rise to liability under any Environmental Law.
“Hobratschk” has the meaning set forth within the definition of Member.
“Indebtedness” of any Person means: either (a) any liability of any Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payments or any non-compete payments, or (vi) under interest rate swap, hedging or similar agreements or (b) any liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness.
“Indemnified Party” has the meaning set forth in Section 10.2(a).
“Indemnifying Party” has the meaning set forth in Section 10.2(a).
“Ineligible Accounts Receivable” has the meaning set forth in Section 3.2(a).
“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.
“Intellectual Property” means Copyrights, Domain Names, Patents, Software, Trademarks and Trade Secrets.
“Interim Financial Statements” has the meaning set forth in Section 6.5(a).
“Inventory Difference” has the meaning set forth in Section 3.2(a).

“Investment” means any equity interest (including any convertible debt, options, warrants and similar instruments), of record or beneficially, directly or indirectly, in any Person.
“IRS” means the Internal Revenue Service.
“Jeschke” means Roger L. Jeschke, in his individual capacity.
“Jeschke Trust” has the meaning set forth within the definition of Member.
“Knowledge of the Seller” means the knowledge, after Due Inquiry, of each Member and Eugene Hoskins.
“Law” means any law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 6.9(b).
“Legend” has the meaning set forth in Section 3.4(a).
“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).
“Liability Claim” has the meaning set forth in Section 10.2(a).
“Liens” means any mortgage, pledge, hypothecation, deed of trust, lease, rights of others, right of first refusal, claim, security interest, encumbrance, easement, servitude, proxy, title defect, title retention agreement, voting trust agreement, transfer restriction, community property interest, option, lien, charge or similar restrictions or limitations.
“Litigation Conditions” has the meaning set forth in Section 10.2(b).
“Losses” has the meaning set forth in Section 10.1(a).
“Material Adverse Effect” means any change or effect having a material adverse effect on the properties, assets, liabilities, results of operations, condition (financial or otherwise), or employee or customer relations of the Business.
“Material Contracts” has the meaning set forth in Section 6.11.
“Material Customers” has the meaning set forth in Section 6.21(a).
“Material Suppliers” has the meaning set forth in Section 6.21(b).

“Member-Level Taxes” means any Taxes to which the Members are subject as a result of their respective allocations of taxable income, gain or loss of the Company and any Taxes imposed on the Company in lieu of Taxes to which the Members are subject as a result of their respective allocations of taxable income, gain or loss of the Company or due to lack of jurisdiction over the Members.
“Members” means collectively, Roger L. Jeschke, as trustee of the Roger L. Jeschke Separate Property Revocable Trust dated May 7, 1999 (the “Jeschke Trust”), Allen J. Hobratschk (“Hobratschk”), Basil Y. Al-Hizami and Samer Y. Al-Hizami. Each individually, is a “Member.”
“Nonassignable Assets” has the meaning set forth in Section 9.4(b).
“Non-Compete Period” means the period equal to five years following the Closing Date.
“Non-Competition Agreement” means, in the case of each Member, that certain non-competition agreement, dated as of the Closing Date, by and between such Member and the Buyer, substantially in the form attached hereto as Exhibit F.
“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.
“Order” means any order, judgment, injunction, assessment, award, decree, ruling, charge or writ of any Governmental Authority.
“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business consistent with past custom and practice (including with respect to quantity and frequency).
“Owned Real Property” has the meaning set forth in Section 6.9(a).
“Parent” means The Gorman-Rupp Company, an Ohio corporation.
“Parent Common Stock” means the Parent’s common stock, without par value.
“Parent Shares” has the meaning set forth in Section 3.1(b).
“Parent Shares Recipients” has the meaning set forth in Section 3.1(b).
“Parent Shares Value” means $2,755,000, which amount represents the value of the Parent Shares, calculated based on the averages of the high and low sales prices of a share of Parent Common Stock on the NYSE Amex Stock Exchange for each trading day during the period beginning on September 7, 2010 and ending on September 24, 2010, averaged together, which calculation is set forth on Exhibit G.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing; and moral and economic rights of inventors in any of the foregoing.
“Payoff Letters” means the letters provided by the lenders or other holders of the Seller’s Indebtedness to the Seller in connection with the repayment of the Indebtedness as contemplated hereby.
“Permit” means any permit, license, approval, certificate, qualification, consent or authorization issued by a Governmental Authority.
“Permitted Liens” means (a) all Liens reflected on Schedule 1.1, (b) all statutory Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing Date, (c) all defects, exceptions, restrictions, easements, rights of way and encumbrances that do not materially adversely affect the use and operation of any Purchased Assets in the operation of the Business, and (d) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Seller’s property so encumbered and that are not resulting from a breach, default or violation by the Seller of any Contract or Law.
“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.
“Post-Closing Adjustment Statement” has the meaning set forth in Section 3.2(a).
“Proceeding” means any demand, charge, complaint, action, suit, proceeding, arbitration, hearing, audit, investigation or claim of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity) commenced, filed, brought, conducted or heard by, against, to, of or before or otherwise involving, any Governmental Authority.
“Purchase Price” has the meaning set forth in Section 3.1.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Purchased Intellectual Property” means all Intellectual Property owned (in whole or in part), held or used by the Seller, together with all income, royalties, damages and payments due or payable to the Seller as of the Closing or thereafter and the rights to sue and collect damages for such infringements, misappropriations or other violations, and any corresponding equivalent or counterpart rights, title or interest that exist or may be secured hereafter anywhere in the world and all copies and tangible embodiments of the foregoing, including the Intellectual Property listed on Schedule 6.10.
“Real Property” means any and all real property and interests in real property of the Seller (together with all buildings, structures, fixtures and improvements thereon), including the Owned Real Property, the Leased Real Property, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by the Seller in the operation of the Business.

“Real Property Leases” has the meaning set forth in Section 6.9(b).
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a Person to a Hazardous Material.
“Restricted Territory” means (a) the United States, (b) the geographic area(s) within a one-hundred (100) mile radius of any and all Company location(s) in which employees or independent contractors of the Company work or of any other geographic location to which employees or independent contractors of the Company are assigned or have any responsibility (either direct or supervisory); and (c) all of the specific customer accounts of the Company as of the Closing Date, whether within or outside of the geographic areas defined in clauses (a) and (b) above.
“Revised Statement” has the meaning set forth in Section 3.3.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the preamble.
“Selling Expenses” means (a) all unpaid costs, fees and expenses of outside professionals incurred by the Seller relating to the process of selling the Business pursuant to this Agreement or otherwise, including all legal fees, accounting, tax, investment banking fees and expenses, (b) bonuses or any other payments (including the employer portion of any payroll, social security, unemployment or similar Taxes) that are unpaid by the Seller as of the Closing Date and have been or should have been accrued for or are payable to employees, consultants and agents of and to the Seller, in each case, only if as a consequence of the transactions contemplated by this Agreement and (c) severance obligations owed by the Seller to employees, consultants and agents of and to the Seller triggered prior to or as a consequence of the transactions contemplated by this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes associated with such severance obligations).
“Software” means all computer software, programs and code, including assemblers, applets, compilers, Source Code, Object Code, development tools, design tools, user interfaces and data, in any form or format, however fixed.
“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.
“Standard Terms” means Seller’s current standard terms and conditions applicable to any product sold, leased or delivered by the Seller or any service provided by the Seller, as set forth on Schedule 6.19, or any predecessor standard terms and conditions of Seller.

“Tax” means (a) any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, escheat, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.
“Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.
“Tax Returns” means all Tax returns, statements, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof.
“Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage or injury to health, safety or the Environment that might result from such Release.
“Title Company” has the meaning set forth in Section 4.1(h).
“Title Insurance” has the meaning set forth in Section 4.1(h).
“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the Business associated with each of the foregoing.
“Trade Secrets” means anything that would constitute a “trade secret” under applicable law, and all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, devices, methods, techniques, processes, know-how, confidential information, proprietary information, customer lists, software and technical information; and moral and economic rights of authors and inventors in any of the foregoing.
“Transfer Taxes” has the meaning set forth in Section 8.1.
“Transferred Employees” has the meaning set forth in Section 9.8(c).

“Unpaid Taxes Amount” has the meaning set forth in Section 3.2(a).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.
ARTICLE 2: PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
2.1 Purchase and Sale of the Assets. Concurrently with the execution of this Agreement, the Buyer shall purchase, or cause to be purchased, from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to the Buyer, all of the Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens other than Permitted Liens. “Purchased Assets” means all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of the Seller that are related to or used or usable in connection with the Business, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of the Seller (other than the Excluded Assets), including each of the following assets:
(a) all accounts and notes receivable, unbilled revenues, reimbursable costs and expenses and other claims for money due to the Seller;
(b) all raw materials, supplies, work in process, finished goods and other inventories related to or used or usable in connection with the Business;
(c) all tangible personal property, including Furniture and Equipment;
(d) all deferred expenses, inventory payments and refundable deposits (including customer deposits and security for rent, electricity, telephone or otherwise);
(e) all Real Property;
(f) the Purchased Intellectual Property;
(g) all rights and incidents of interest of, and benefits accruing to, the Seller under all Contracts related to or used in connection with the Business (the “Company Contracts”), including all claims or causes of action with respect to such Contracts;
(h) all Documents, whether or not physically located on any of the premises referred to in clause (e) above;
(i) all Permits, including Environmental Permits, used by the Seller in the Business (which includes all Permits necessary to conduct the Business as currently conducted) and all rights, and incidents of interest therein;
(j) all rights of the Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Former Employees, employees, consultants and agents of the Seller or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);

(k) all rights of the Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or leased or services provided to the Seller or to the extent affecting any Purchased Assets;
(l) all claims and causes of action of the Seller against third parties relating to the Business and all rights to proceeds therefrom;
(m) all telephone numbers and facsimile numbers;
(n) all insurance proceeds, and all rights to insurance proceeds, in each case to the extent received or receivable in respect of the Business;
(o) all Employee Plans (including any Contracts related thereto) and all assets held with respect to the Employee Plans;
(p) all cash and cash equivalents owned by the Seller and all Investments;
(q) all insurance policies owned or maintained by the Seller; and
(r) the Business as a going concern and all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Purchased Intellectual Property and the Business.
2.2 Excluded Assets. Nothing herein contained is deemed to sell, transfer, assign or convey the Excluded Assets to the Buyer, and the Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” means each of the following assets:
(a) prepaid Taxes;
(b) all rights that accrue to the Seller under this Agreement or any Ancillary Agreement;
(c) existing life insurance policies insuring the lives of Jeschke and Hobratschk (excluding unearned premiums thereon);
(d) any Permits that are not by their nature or terms, assignable; and
(e) (i) all minute books, organizational documents and stock registers, (ii) such other books and records of the Seller as pertain to ownership, organization or existence of the Business prior to the Closing, and (iii) duplicate copies of such records as are necessary to enable the Seller to file tax returns and reports.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, concurrently with the execution of this Agreement the Buyer shall assume only the following Liabilities of the Seller (collectively, the “Assumed Liabilities”):
(a) all accounts payable and accrued expenses, including all accrued Company-Level Taxes, accrued payroll and payroll taxes, 401(k) withholdings and matching contributions, accrued sales and property taxes and accrued commissions payable, in each case, of the Seller arising in the Ordinary Course of Business;
(b) all Liabilities of the Seller under the Company Contracts; and
(c) all other liabilities of the Seller arising in the Ordinary Course of Business, before the Closing Date (including without limitation warranty claims arising under the Standard Terms)
Notwithstanding the foregoing, Assumed Liabilities does not include those Liabilities expressly designated as Excluded Liabilities in clauses (a) through (c) of Section 2.4 below.
2.4 Excluded Liabilities. The Assumed Liabilities shall not include, and the Buyer shall not assume or be liable for, any Excluded Liabilities. The Seller shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” means all Liabilities of the Seller, other than the Assumed Liabilities, including (a) all Member-Level Taxes, (b) Selling Expenses, and (c) annual 2010 bonuses accrued through the Closing Date (but not salaries, commission or other compensation).
ARTICLE 3: PURCHASE PRICE
3.1 Purchase Price. In full consideration for the sale, transfer and conveyance by the Seller to the Buyer of the Purchased Assets, in addition to the assumption by the Buyer of the Assumed Liabilities, the Buyer shall, concurrently with the execution and delivery of this Agreement:
(a) pay, or cause to be paid, to the Seller by bank wire transfer of immediately available funds to an account designated in writing by the Seller, an amount in cash equal to $25,000,000 minus the Escrow Amount minus the Parent Shares Value;
(b) deliver to, as designees of the Seller, the Jeschke Trust and Hobratschk (collectively, the “Parent Shares Recipients”), certificates issued in the names of the Parent Shares Recipients representing, in the aggregate, 100,000 shares of Parent Common Stock (collectively, the “Parent Shares”), with 75,000 of such shares being issued to the Jeschke Trust and 25,000 of such shares being issued to Hobratschk; and
(c) pay, or cause to be paid, to the Persons entitled thereto, all of the Indebtedness of the Seller pursuant to the Payoff Letters.
The consideration provided pursuant to the foregoing clauses (a) through (c) is collectively referred to as the “Purchase Price”. In addition, concurrently with the execution and delivery of this Agreement, the Buyer shall pay, or cause to be paid, the Escrow Amount into the Escrow Account pursuant to the terms of the Escrow Agreement. The Seller acknowledges that any delivery or payment made to a Person other than the Seller pursuant to this Section 3.1 is at the Seller’s direction and is in complete satisfaction of the Buyer’s obligations under this Section 3.1.

3.2 Escrow Releases.
(a) Within five business days after the 18-month anniversary of the Closing Date, the Buyer shall prepare and deliver to the Seller a statement (the “Post-Closing Adjustment Statement”) setting forth (i) the aggregate amount of accounts receivable of the Business that were reflected on the October 1, 2010 balance sheet of the Seller prepared by the Seller but that remain uncollected as of the time the Post-Closing Adjustment Statement is delivered and that the Buyer reasonably deems uncollectible (the “Ineligible Accounts Receivable”; for the avoidance of doubt, the Ineligible Accounts Receivable will exclude any accounts receivable reflected on the October 1, 2010 balance sheet of the Seller that are reversed after the Closing Date as a result of a product return made after the Closing Date), (ii) the difference between the net realizable value of the inventory of the Business as of October 1, 2010 as reasonably determined by the Buyer and the amount of inventory reflected on such October 1, 2010 balance sheet (the “Inventory Difference”), (iii) the aggregate amount of any Taxes that were required to be, but were not, paid by the Seller for the period up to and including the Closing Date pursuant to Sections 8.3 (the “Unpaid Taxes Amount”), and (iv) the amount of any Losses specified in any pending Liability Claim for which a Claims Notice has been duly submitted. The Post-Closing Adjustment Statement will be conclusive and binding on the Seller, absent manifest error.
(b) Within five business days following the delivery by the Buyer to the Seller of the Post-Closing Adjustment Statement, and subject to the penultimate sentence of Section 4.2 of the Escrow Agreement, the Buyer and the Seller shall deliver a joint instruction letter to the Escrow Agent instructing the Escrow Agent:
(i) to release to the Buyer from the Escrow Account an amount equal to (A) the Unpaid Taxes Amount, plus (B) the Inventory Difference, plus (C) the aggregate amount of Ineligible Accounts Receivable; and
(ii) to release to the Seller from the Escrow Account the full amount of funds then remaining in the Escrow Account, if any, after making the release described in the foregoing clause (i), less the amounts, if any, specified in any pending Liability Claim for which a Claims Notice has been duly submitted.
(c) The Escrow Agreement addresses the manner in which releases from the Escrow Account are to be made with respect to any Liability Claim for which a Claims Notice has been submitted.

3.3 Purchase Price Allocation. Within a reasonable period after the Closing Date, anticipated to be on or about December 15, 2010, the Buyer shall prepare and deliver to the Seller a schedule (the “Asset Acquisition Statement”) allocating the Purchase Price and the Assumed Liabilities among the Purchased Assets in accordance with Section 1060 of the Code. The Buyer shall prepare and deliver to the Seller from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any). The Purchase Price paid by the Buyer for the Purchased Assets and the amount of the Assumed Liabilities must be allocated among the Purchased Assets in accordance with the Asset Acquisition Statement, or, if applicable, the last Revised Statement, provided by the Buyer to the Seller, and all income Tax Returns and reports filed by the Buyer and the Seller must be prepared consistently with such allocation. For purposes of this Section 3.3, the Purchased Assets include the covenants not to compete as set forth in Section 9.9; provided, however, that the Seller shall not allocate more than $100,000 toward any such covenant without the Seller’s written consent. Each of the Buyer and the Seller shall promptly notify the other if any Taxing Authority challenges the Asset Acquisition Statement, or, if applicable, the last Revised Statement.
3.4 Parent Shares.
(a) The Parent Shares shall not be registered under the Securities Act, nor the securities or “Blue Sky” laws of any state, including those of Ohio or Arizona and the share certificate(s) representing the Parent Shares shall be stamped or otherwise imprinted with a legend (“Legend”) in substantially the following form:
“THE COMMON SHARES OF THE COMPANY REPRESENTED BY THIS CERTIFICATE ARE ‘RESTRICTED SECURITIES’ AS THAT TERM IS DEFINED IN RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘ACT’). THESE SHARES HAVE NOT BEEN REGISTERED FOR RESALE UNDER THE ACT. ACCORDINGLY, THE SHAREHOLDER MAY NOT OFFER, SELL, TRANSFER, PLEDGE OR HYPOTHECATE THESE SHARES UNLESS, PRIOR TO ANY PROPOSED OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ALL OR PART OF THESE SHARES, (i) A REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES SHALL THEN BE EFFECTIVE, OR (ii) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED BECAUSE SUCH TRANSACTION IS EITHER IN COMPLIANCE WITH OR EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT.”
(b) With respect to the Parent Shares, the Buyer acknowledges that promptly following receipt of a written request from a Parent Shares Recipient for removal of the Legend from some or all of such Parent Shares Recipient’s certificates referenced in Section 3.4(a), provided such Parent Shares Recipient is not then an Affiliate of the Buyer and provided, further, that such request is accompanied by such certificate(s) duly endorsed for surrender and by either (i) a written opinion satisfactory to the Buyer from counsel reasonably satisfactory to the Buyer that the Parent Shares represented by such certificate(s) may thereafter be freely transferred under applicable federal and state securities Laws or (ii) such other evidence as the Buyer may require in the Buyer’s reasonable judgment to enable the Buyer to determine that removal of such Legend from such certificates would not conflict with or be inconsistent with any other federal and state securities laws, rules and regulations, the Buyer will cause a new certificate representing such shares not imprinted with the Legend to be issued to such Parent Shares Recipient or such Parent Shares Recipient’s nominees.

ARTICLE 4: DELIVERIES AND OTHER ACTIONS
4.1 Deliveries by the Seller. Concurrently with the execution and delivery of this Agreement, the Seller shall deliver, or cause to be delivered, to the Buyer the following items:
(a) a copy of the Escrow Agreement, duly executed by the Seller;
(b) a copy of the Bill of Sale, duly executed by the Seller;
(c) a copy of the Assignment and Assumption Agreement, duly executed by the Seller and, at the request of the Buyer, separate assignment and assumption agreements relating to any of the Real Property Leases in form and substance reasonably acceptable to the Buyer;
(d) the original Documents;
(e) the Payoff Letters and appropriate termination statements under the Uniform Commercial Code and other instruments as may be requested by the Buyer to extinguish all Indebtedness of the Seller and all security interests related thereto to the extent directed by the Buyer (including evidence that all security interests in the Owned Real Property have been released);
(f) all of the consents listed on Schedule 6.4;
(g) a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, duly executed by the Seller and in form and substance reasonably acceptable to Buyer;
(h) ALTA Extended Owner’s Policies of Title Insurance for the Owned Real Property, or binding commitments to issue such policies (the “Title Insurance”) issued by a title company reasonably acceptable to the Buyer (the “Title Company”), in such amount as may be reasonably agreeable to the Buyer, insuring that title to the Owned Real Property is vested in the Buyer as of the Closing, subject only to the Permitted Liens. The Seller shall provide to the Title Company such affidavits as are necessary to permit the Title Company to (i) delete its standard exception relating to mechanics’ and materialmen’s liens; (ii) issue an “owner’s comprehensive endorsement;” and (iii) contain such other endorsements as the Buyer may reasonably request, it being understood that the costs of the Title Insurance shall be borne one-half by the Buyer and one-half by the Seller;

(i) copies of the most recent surveys available, as applicable, for the Owned Real Property;
(j) the Deeds, duly executed and notarized by the Seller;
(k) all documents and instruments, executed and delivered in form and substance acceptable to the Buyer, amending or terminating (as appropriate) the Seller’s articles of organization, any foreign qualification registrations and any assumed name or d/b/a filings to eliminate the Seller’s right to use the name “National Pump Company” or any name that, in the reasonable judgment of the Buyer, is similar to such name, and (ii) all consents, documents and instruments, executed and delivered in form and substance acceptable to the Buyer, that are necessary or desirable for the Buyer to claim, register or file to use the “National Pump Company” name or any name that, in the reasonable judgment of the Buyer, is similar to such name;
(l) titles to any motor vehicles owned by the Seller constituting Purchased Assets, duly endorsed or otherwise transferred to the Buyer;
(m) a domain name assignment, in a form reasonably acceptable to the Buyer, transferring to the Buyer all right, title and interest in, to and under all of the Domain Names held or used by the Seller, duly executed by the Seller;
(n) a trademark assignment, in a form reasonably acceptable to the Buyer, transferring to the Buyer all right, title and interest in, to and under all of the Trademarks held or used by the Seller, duly executed by the Seller;
(o) copies of the Confidentiality Agreements, duly executed by each of Jeschke and Hobratschk;
(p) evidence, reasonably acceptable to the Buyer, that any required approvals of the Members and the Manager of the Seller to this Agreement and the transactions contemplated hereby has been obtained;
(q) for each Member that is an individual and Jeschke, an executed Non-Competition Agreement;
(r) a copy of an investor qualification statement, duly executed by each of the Jeschke Trust and Hobratschk, in the form attached as Exhibit H; and
(s) such other documents and instruments as the Buyer reasonably requests to consummate the transactions contemplated by this Agreement.
4.2 Deliveries by the Buyer. Concurrently with the execution and delivery of this Agreement, the Buyer shall deliver, or cause to be delivered, to the Seller the following items:
(a) a copy of the Escrow Agreement, duly executed by the Buyer;

(b) a copy of the Assignment and Assumption Agreement, duly executed by the Buyer;
(c) a copy of each Confidentiality Agreement, duly executed by the Buyer;
(d) a copy of each Non-Competition Agreement, duly executed by the Buyer;
(e) executed stock certificates representing the Parent Shares; provided, however, notwithstanding anything to the contrary contained herein (including Section 3.1), the Buyer will not be able to deliver such stock certificates concurrently with the execution and delivery of this Agreement, but the Buyer will deliver such stock certificates as promptly as practicable thereafter; and
(f) such other documents and instruments as the Seller reasonably requests to consummate the transactions contemplated by this Agreement.
ARTICLE 5: [INTENTIONALLY OMITTED]
ARTICLE 6: REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER
The Seller represents and warrants to the Buyer as follows:
6.1 Existence and Good Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona, and is duly qualified to do business as a foreign limited liability company and is in good standing in the jurisdictions set forth on Schedule 6.1, which are the only jurisdictions in which the Seller is required to be so qualified.
6.2 Power; Validity and Enforceability. The Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of the Seller (including any required approval of the Members). This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Buyer, represent the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms.
6.3 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Seller of its obligations hereunder or thereunder will (a) violate or conflict with the articles of organization or the limited liability company agreement or equivalent organizational documents of the Seller or any Law or Order applicable to the Seller or by which the Purchased Assets are bound, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or the loss of a material benefit under, or constitute (with notice or lapse of time, or both) a default under the terms of any Contract to which the Seller is a party or by which any of the Purchased Assets are bound or (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Purchased Assets.

6.4 Required Filings and Consents. Except as set forth on Schedule 6.4, no consent, waiver, approval, authorization, Order or Permit of, or declaration or filing with, or notification to, any Person is required in connection with (a) the execution and delivery by the Seller of this Agreement or the Seller or any Member of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, or (b) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Seller.
6.5 Financial Statements.
(a) Schedule 6.5(a) sets forth true and complete copies of (i) the reviewed balance sheets of the Seller as of December 31, 2009 and December 31, 2008 and the related reviewed statements of income, the members’ equity and cash flows for the fiscal years then ended, together with the other financial information included therewith (collectively, the “Financial Statements”), and (ii) the unaudited balance sheet of the Seller as of August 28, 2010 and the related unaudited statement of income, members’ equity and cash flows for the eight-month period then ended (the “Interim Financial Statements”).
(b) The Financial Statements present fairly, in all material respects, the financial position, results of operations, the members’ equity and cash flows of the Business at the dates and for the time periods indicated and have been prepared and reviewed by the management of the Seller in accordance with GAAP, consistently applied throughout the periods indicated. The Interim Financial Statements present fairly, in all material respects, the financial position, results of operations, members’ equity and cash flows of the Business at the date and for the period indicated and have been prepared and reviewed by the management of the Seller in accordance with GAAP, consistent with the Financial Statements, except for the absence of footnote disclosure and the customary year-end adjustments or as otherwise set forth on Schedule 6.5(b), none of which are material individually or in the aggregate. The Financial Statements and the Interim Financial Statements were derived from the books and records of the Seller. To the Knowledge of the Seller, (i) there are no significant deficiencies or material weaknesses in the design or operation of the Seller’s internal controls that adversely affect the ability of the Seller to record, process, summarize and report financial information, and (ii) there has been no, and there does not currently exist, any fraud, nor the existence of or allegation of financial improprieties that involves management of the Seller.
(c) All accounts and notes receivable of the Seller represent sales actually made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by the Seller. There are no disputes with respect to any of the accounts receivable reflected on the balance sheet included in the Interim Financial Statements that have not been reserved for in the Interim Financial Statements. The reserve on the Financial Statements against the accounts receivable for returns and bad debts is adequate and has been calculated in accordance with GAAP and in a manner consistent with past practice. All of the accounts and notes receivable of the Seller (other than the Ineligible Accounts Receivable) are, in the aggregate, collectible in full in the Ordinary Course of Business, net of the reserve therefor. No counter claims, defenses or offsetting claims with respect to the accounts or notes receivable of the Seller are pending or, to the Knowledge of the Seller, threatened. The Seller has not agreed to any deduction, free goods, discount or other deferred price or quantity adjustment with respect to any of its accounts receivables. Except as set forth on Schedule 6.5(c), all of the accounts and notes receivable of the Seller relate solely to sales of goods or services to customers of the Business, none of whom is a Member or an Affiliate of the Seller or any Member.

(d) The inventories of the Seller are of a quality and quantity useable and, with respect to finished goods, saleable in the Ordinary Course of Business, and, in all cases, fit for the purpose for which they were procured or manufactured, subject to appropriate and adequate allowances reflected on the Financial Statements for obsolete, excess, slow-moving and other irregular items (and subject to any adjustments reflected in the Inventory Difference). Such allowances have been calculated in accordance with GAAP and in a manner consistent with past practice. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Seller. Other than as set forth on Schedule 6.5(d), none of the Seller’s inventory is held on consignment, or otherwise, by third parties.
6.6 Title to Personal Property; Sufficiency of Purchased Assets. The Seller owns and has good and marketable title to, or a valid leasehold interest in, each of the Purchased Assets that is personal property and all of its tangible personal property and assets, free and clear of all Liens other than Permitted Liens. The Purchased Assets constitute all of the assets used in or held for use in the Business and are sufficient for the Buyer to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business, as it has been conducted by the Seller. The tangible personal property and assets of the Seller are free from defects and in good operating condition and repair (subject to normal wear and tear).
6.7 Conduct of Business. Since December 31, 2009 the business and operations of the Seller have been conducted in the Ordinary Course of Business and there have not occurred any facts, events, developments or circumstances that constitute, or are reasonably likely to result in, a Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2009, except as set forth on Schedule 6.7, the Seller has not:
(a) borrowed any amount or incurred or become subject to any liability except borrowings under lines of credit existing on such date, other than in the Ordinary Course of Business;
(b) (i) guaranteed the Indebtedness of any Person, (ii) cancelled any Indebtedness owed to it or (iii) released any claim possessed by it;
(c) (i) made, changed or rescinded any Tax election, or (ii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
(d) suffered any theft, damage, destruction or loss (without regard to any insurance) of or to any tangible asset or assets resulting in losses in excess of $25,000 individually or $100,000 in the aggregate;

(e) (i) increased the salary, wages or other compensation rates of any officer, employee, manager or consultant, other than in the Ordinary Course of Business, (ii) made or granted any increase in any Employee Plan, or amended or terminated any existing Employee Plan, or adopted any new Employee Plan other than as required by Law or an existing contract or (iii) made any commitment or incurred any liability to any labor organization;
(f) sold, assigned, transferred (including transfers to any employees or Affiliates), licensed or subjected to any Lien any tangible or intangible assets or properties, other than sales of inventory or dispositions of obsolete assets in the Ordinary Course of Business;
(g) authorized or made any capital expenditures or commitments therefor in excess of $50,000 individually or $100,000 in the aggregate;
(h) amended its articles of organization, limited liability company agreement or equivalent organizational documents;
(i) taken any other action or entered into any other transaction (including any transactions with employees or Affiliates) other than in the Ordinary Course of Business or other than the transactions contemplated by this Agreement and the Ancillary Agreements;
(j) instituted or settled any Proceeding;
(k) made any write-off or write-down of or made any determination to write-off or write-down any of its assets and properties in excess of $25,000;
(l) made any change in the general pricing practices or policies or any change in the credit or allowance practices or policies of the Seller;
(m) engaged in any activity that reasonably could be expected to result in a reduction, temporary or otherwise, in the demand for, or an increase in the returns of the products offered by the Seller following the Closing, including sales of products on terms or at prices or quantities outside the Ordinary Course of Business;
(n) accelerated the collection of accounts receivable or delayed the payment of accounts payable, in each case outside the Ordinary Course of Business;
(o) entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any agreement that is required to be disclosed on the Schedules to this Agreement;
(p) licensed in or purchased any Intellectual Property other than in the Ordinary Course of Business or licensed out or otherwise permitted any Person to use any Purchased Intellectual Property;

(q) commenced or terminated any line of business; or
(r) agreed to do any of the foregoing.
6.8 Taxes. Except as set forth on Schedule 6.8:
(a) All Tax Returns required to be filed with any Taxing Authority by or on behalf of the Seller, to the extent required to be filed on or before the Closing Date, have been timely filed in accordance with all applicable Laws.
(b) All such Tax Returns correctly and completely reflect the facts regarding the income, business, assets, operations, activities and status of the Seller. The Seller is not currently a beneficiary of any extension of time within which to file any Return.
(c) All Taxes owed by the Seller (whether or not shown as due and payable on any Tax Return) have been timely paid to the appropriate Taxing Authority.
(d) The Seller has correctly withheld and timely remitted to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other Person.
(e) There are no pending or unresolved Tax audits.
(f) The Seller has not granted, or has not had granted on its behalf, any extension or waiver of the statute of limitations period applicable to any Tax Return or within which any Tax may be assessed or collected by any Taxing Authority, which period (after giving effect to such extension or waiver) has not yet expired.
(g) There are no Liens for Taxes upon the assets or properties of the Seller, other than Permitted Liens.
(h) The Seller has not been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Seller was the common parent. The Seller has no liability for the Taxes of any Person (other than the Seller ) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(i) The Seller has not received notice of any claim by a Governmental Authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that Governmental Authority.
(j) The Seller has not participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).
(k) The Seller has disclosed on its federal income Tax Returns all positions taken in such Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
6.9 Real Property.
(a) Owned Real Property. Schedule 6.9(a) identifies the parcels of Real Property owned by the Seller, including all appurtenances and hereditaments relating thereto (the “Owned Real Property”). Except as set forth on Schedule 6.9(a), the Seller is in possession of all Owned Real Property and has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens, other than Permitted Liens.
(b) Leased Real Property. Schedule 6.9(b) sets forth a true and complete description of all Real Property leased, licensed to or otherwise used or occupied (but not owned) by the Seller (collectively, the “Leased Real Property”). The Seller has a valid and subsisting leasehold estate in the Leased Real Property. A true and correct copy of each such lease, license, or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to the Buyer, and no changes have been made to any Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by the Seller pursuant to a Real Property Lease. With respect to each Real Property Lease: (i) all rents, deposits and additional rents due pursuant to such Real Property lease have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full, and (ii) the Seller has not received any notice that it is in default under any Real Property Lease or that the owner of any Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Real Property Lease or the rents or use fees due thereunder. Except as set forth on Schedule 6.9(b), no Affiliate of the Seller is the owner or lessor of any Leased Real Property. The Leased Real Property is in good condition and repair (subject to normal wear and tear). The Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property.
(c) Assessments. There is not now pending nor, to the Knowledge of the Seller, contemplated any reassessment of any parcel included in the Real Property that could result in a change in the rent, additional rent or other sums and charges payable by the Seller under any agreement relating to the Real Property. There are no public improvements in progress or, to the Knowledge of the Seller, proposed that will result in special assessments against or otherwise adversely affect any of the Real Property.
(d) No Condemnation. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property. The Seller has not received any notice of any such proceeding, and to the Knowledge of the Seller, no such proceeding is threatened or contemplated.

(e) Condition of Property. There has not been any material interruption in the delivery of adequate service of any utilities required in the operation of the business of the Seller currently conducted at the Real Property. The Seller has not experienced any disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service. All utilities servicing the Real Property are publicly provided and maintained and such utilities are separately metered within each parcel of Real Property. All of the streets, roads and avenues adjoining or adjacent to the Real Property are publicly owned and maintained without assessment or charge to the Seller. To the Knowledge of the Seller, no fact or condition exists that would result in the termination or impairment of the access of the Real Property to publicly dedicated roadways.
6.10 Intellectual Property.
(a) Schedule 6.10 sets forth, with owner, countries, registration and application numbers and dates indicated, as applicable, and in the case of unregistered Trademarks, country of use and date of first use, a complete and correct list of all the following Purchased Intellectual Property: (i) Patents, (ii) registered Copyrights; (iii) registered Trademarks and applications for registration of Trademarks, and unregistered Trademarks; (iv) Software (other than “off-the-shelf” Software used in the Ordinary Course of Business); and (v) Domain Names.
(b) Except pursuant to a Contract set forth on Schedule 6.11 or as otherwise set forth on Schedule 6.10, all of the Intellectual Property used by the Seller in the conduct of the Business or otherwise in its possession is owned solely by the Seller and the Seller has the exclusive right to use and possess such Intellectual Property for the life thereof for any purpose, free from (i) any Liens (other than Permitted Liens) and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. Except pursuant to a Contract set forth on Schedule 6.11, the Seller has not licensed or otherwise granted any right to any Person under any Purchased Intellectual Property or has otherwise agreed not to assert any Intellectual Property against any Person.
(c) Except as set forth on Schedule 6.10, all former and current consultants or contractors to the Seller have executed and delivered valid written instruments that assign to the Seller all rights to any Intellectual Property developed by them in the course of their performing services for the Seller. All employees of the Seller who participated in the creation or contributed to the conception or development of Intellectual Property relating to the business of the Seller were employees of the Seller at the time of rendering such services and such services were within the scope of their employment or such employees have otherwise validly assigned such Intellectual Property to the Seller. Except as set forth on Schedule 6.10, no Member nor any manager, officer, employee, consultant, contractor, agent or other representative of the Seller owns or claims any rights in (nor has any of them made application for) any Intellectual Property owned, held or used by the Seller. The Seller has entered into confidentiality and nondisclosure agreements with all of its managers, officers, employees, consultants, contractors and agents and any other Person with access to the Trade Secrets of the Business to protect the confidentiality and value of such Trade Secrets, and there has not been any breach by any of the foregoing of any such agreement. The Seller uses commercially reasonable measures to maintain the secrecy of all Trade Secrets.

(d) The operation of the Business as currently conducted or any part thereof, including the manufacture, use, sale and importation of products of the Seller and the possession, use, disclosure, copying or distribution of any information, data, or other tangible or intangible in the possession of the Seller, and the possession or use of the Purchased Intellectual Property has, does and to the Knowledge of the Seller will not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property right of any other Person nor does or will the operation of the Business constitute unfair competition or deceptive or unfair trade practice. To the Knowledge of the Seller, none of the Purchased Intellectual Property is being infringed or otherwise used or available for use by any Person other than the Seller, except pursuant to a Contract listed on Schedule 6.11.
(e) Schedule 6.10 lists all the principal Information Systems used by the Seller in the conduct of the Business and owned, controlled or operated by any other Person. Except as set forth on Schedule 6.10, all Information Systems used by the Seller in the conduct of the Business are owned, controlled and operated by the Seller and are not wholly or partly dependent upon any Information System of any other Person. All Information Systems used by the Seller in the conduct of the Business are sufficient for the conduct of the Business as currently conducted and as presently proposed to be conducted by the Seller. The Seller uses commercially reasonable means to protect the security and integrity of all Information Systems used by the Seller.
6.11 Contracts.
(a) Schedule 6.11 sets forth each Company Contract (and in the case of an oral Company Contract, the material terms of such Company Contract), under which the Seller’s future liabilities or obligations thereunder exceed $10,000 per annum. The Seller has provided to the Buyer true and complete copies of each such Company Contract, as amended through the Closing Date. Each such Company Contract is a valid, binding and enforceable obligation of the Seller and, to the Knowledge of the Seller, the other parties thereto, enforceable in accordance with its terms. Upon the consummation of the transactions contemplated by this Agreement, each such Company Contract shall continue in full force and effect without penalty or other adverse consequence. With respect to the Contracts listed on Schedule 6.11 (or required to be listed on Schedule 6.11): (i) neither the Seller nor, to the Knowledge of the Seller, any other party thereto, is in default under or in violation of any such Contract; (ii) no event has occurred that, with notice or lapse of time or both, would constitute such a default or violation; (iii) the Seller has not released any of its rights under any such Contract and (iv) no party to such a Contract has repudiated any of the terms thereof or, to the Knowledge of the Seller, threatened to terminate, cancel or not renew any such Contract. The Seller has and, except as limited pursuant to Schedule 6.4, will transfer to the Buyer at the Closing, good and valid title to the Company Contracts, free and clear of all Liens other than Permitted Liens.

6.12 Insurance.
(a) Schedule 6.12 sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all insurance policies to which the Seller is a party, named insured or otherwise the beneficiary of coverage, or under which the Seller or any manager or officer of the Seller is or has been a party, an insured or otherwise the beneficiary of coverage, each of which insurance policies is valid and enforceable and in full force and effect. No notice of cancellation or termination or non-renewal has been received with respect to any such policy. To the Knowledge of the Seller, the insurance maintained by the Seller is sufficient to comply with all applicable Laws and Contracts to which the Seller is a party or by which it is bound.
(b) During the last five years, the Seller has not been refused any insurance with respect to the Business or its assets, nor has coverage been limited by any insurance carrier to which the Seller has applied for insurance or with which the Seller has carried insurance. Except as set forth on Schedule 6.12, the Seller has no self-insured or co-insurance programs.
(c) There are no uninsured exposures that have not been reserved for in the Interim Financial Statements in accordance with GAAP, consistently applied.
6.13 Litigation and Orders.
(a) Except as set forth on Schedule 6.13, there are no Proceedings pending or, to the Knowledge of the Seller, threatened against, related to or affecting the Seller or the Business. To the Knowledge of the Seller, no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any Proceeding against, related to or affecting the Seller or the Business. There are no Proceedings pending or, to the Knowledge of the Seller, threatened that question the legality, validity or enforceability of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby or that could, individually or in the aggregate, reasonably be expected to materially impair the ability of the Seller to perform on a timely basis its obligations under this Agreement or the Ancillary Agreements. Schedule 6.13 lists all Proceedings to which the Seller was a party during the past three (3) years (whether or not settled). None of the items set forth on Schedule 6.13, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
(b) Except as set forth on Schedule 6.13, (i) there is no Order to which the Seller, or any of the Purchased Assets, is subject, and (ii) no officer, manager, agent, consultant or employee of the Seller is subject to any Order that prohibits such officer, manager, agent, consultant or employee from engaging in or continuing any conduct, activity or practice relating to the Business. The Seller has been in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject. The Seller has not received any notice from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any Order to which the Seller, or any of the assets owned or used by the Business, is or has been subject.

6.14 Compliance with Laws. The Seller is now, and has been, in compliance with all applicable Laws and Orders. To the Knowledge of the Seller, there is no proposed Law or Order that would be applicable to the Seller or the Business and that would have a Material Adverse Effect. The Seller has not received any notice from any Governmental Authority or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, or liability under any applicable Law, or (b) any actual, alleged, possible or potential obligation or liability of the Seller.
6.15 Permits. Schedule 6.15 sets forth a true and complete list and description of all Permits held by the Seller. The Seller is in compliance with the terms of such Permits and there is no pending or, to the Knowledge of the Seller, threatened termination, expiration, suspension, withdrawal or revocation of any of such Permits. Except for the Permits set forth on Schedule 6.15, there are no Permits, whether written or oral, necessary or required for the conduct of the Business. Each Permit is valid and in full force and effect, and none of the Permits will lapse, terminate, expire or otherwise be impaired as a result of the performance of this Agreement by the Seller or the consummation of the transactions contemplated hereby.
6.16 Labor Matters.
(a) Union and Employee Contracts. (i) The Seller is not a party to or bound by any union contract, collective bargaining agreement, or other similar type of contract, (ii) the Seller has not agreed to recognize any union or other collective bargaining representative, (iii) no union or collective bargaining representative has been certified as representing the employees of the Seller and (iv) no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of the Seller. The Seller has not experienced any labor strike, dispute, slowdown or stoppage or any other labor difficulty during the past three (3) years and, to the Knowledge of the Seller, there are no facts or circumstances that may lead to any such labor dispute.
(b) List of Employees, Etc. Schedule 6.16(b) sets forth a list of all employees, independent contractors and sales representatives of the Seller as of the Closing Date, including name, job title and total compensation for the calendar year ending December 31, 2009 and for the eight-month period ended August 28, 2010. Except as set forth on Schedule 6.16(b), the Seller does not employ any employee, independent contractor or sales representative who cannot be dismissed immediately, whether currently or immediately after the transactions contemplated by this Agreement and the Ancillary Agreements, without notice and without further liability to the Seller, subject to applicable Laws relating to employment discrimination. To the Knowledge of the Seller, no employee, independent contractor or sales representative of the Seller intends to terminate his or her employment relationship with the Seller.
(c) WARN Act. With respect to the employees of the Seller, during the 12-month period ending on the Closing Date, there has been no mass layoff, plant closing, or shutdown that implicates the WARN Act, or any similar Law. The consummation of the transaction contemplated by this Agreement will not create liability for the Buyer for any act by the Seller prior to or on the Closing Date under the WARN Act or any similar Law.

(d) IRCA. All current employees of the Seller who work in the United States are, and all former employees of the Seller who worked in the United States whose employment terminated, voluntarily or involuntarily, within the three years prior to the Closing Date, were legally authorized to work in the United States. The Seller has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986, as amended, for the employees hired prior to the Closing Date.
(e) Unemployment, Social Security and Other Benefits. The Seller is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business and consistently with past practice). Except as set forth on Schedule 6.16(e), there are no pending claims against the Seller under any workers’ compensation plan or policy or for long-term disability.
(f) Former Employment Arrangements. No current employee or current officer or manager of the Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such employee, officer or manager and any other Person that in any way materially and adversely affects (i) the performance of his or her duties as an employee, officer or manager of the Seller or (ii) the ability of the Seller to conduct its business as it is currently conducted and proposed to be conducted. To the Knowledge of the Seller, no employee of the Seller is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer.
(g) Effect of Execution and Delivery. Except as set forth on Schedule 6.16(g), none of the execution and delivery of this Agreement or the consummation of any transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase any benefits otherwise payable by the Seller, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Seller to any Person.

6.17 Employee Benefit Plans.
(a) Schedule 6.17 sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, members, consultants, or independent contractors of the Seller or any member of the Controlled Group that are sponsored or maintained by the Seller or any member of the Controlled Group or with respect to which the Seller or any member of the Controlled Group has made or is required to make payments, transfers, or contributions (all of the above being individually or collectively referred to as “Employee Plan” or “Employee Plans,” respectively). The Seller has no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.
(b) True and complete copies of the following materials have been delivered to the Buyer: (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description of such Employee Plan; (ii) all determination letters from the IRS with respect to any of the Employee Plans; (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports and summary annual reports with respect to any of the Employee Plans; (iv) all current and prior trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan; and (v) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by the Buyer.
(c) Each Employee Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Seller.
(d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created under an Employee Plan has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.
(e) Neither the Seller nor any member of the Controlled Group has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f) With respect to each group health plan benefiting any current or former employee of the Seller or any member of the Controlled Group that is subject to Section 4980B of the Code, the Seller and each member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(g) No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).
(h) All contributions, transfers and payments in respect of any Employee Plan have been or are fully deductible under the Code.
(i) There is no pending or threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Employee Plan (other than routine claims for benefits), nor is there any basis for one.
(j) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.
(k) With respect to any insurance policy providing funding for benefits under any Employee Plan, (i) there is no liability of the Seller in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of the Seller, no such proceedings with respect to any such insurer are imminent.
(l) No Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.
(m) The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Seller to any current or former officer, employee, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Seller.
(n) The Seller has not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Seller other than the Employee Plans, or to make any amendments to any of the Employee Plans.

(o) The Seller has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other person.
(p) No Employee Plan provides benefits to any individual who is not a current or former employee of the Seller, or the dependents or other beneficiaries of any such current or former employee.
(q) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Seller or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
6.18 Environmental.
(a) To the Knowledge of the Seller, there are no underground tanks and related pipes, pumps or other facilities regardless of their use or purpose, whether active or abandoned, at the Real Property.
(b) To the Knowledge of the Seller, there is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Real Property. The Seller does not sell or lease and has not sold or leased any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.
(c) The Seller is presently and for the past five (5) years has been in compliance with all Environmental Laws applicable to the Real Property, formerly owned, leased or operated locations of the Business, or to the Seller’s Business, and, except as set forth on Schedule 6.18(c), no Environmental Conditions exist that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that, to the Knowledge of the Seller, could be the basis for any liability of any kind pursuant to any Environmental Law.
(d) The Seller has not used, generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at, under or upon the Real Property or formerly owned, leased or operated property, except in compliance with all applicable Environmental Laws; there has been no Release or Threat of Release of any Hazardous Material at, under or in the vicinity of the Real Property that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law; and there has been no Release or Threat of Release of any Hazardous Material at, under or in the vicinity of property formerly owned or leased by the Seller that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action by the Seller pursuant to any Environmental Law.

(e) The Seller has not (i) entered into or been subject to any consent decree, compliance order or administrative order relating to any Environmental Law with respect to the Real Property or formerly owned, leased or operated property of the Business; (ii) received notice under the citizen suit provisions of any Environmental Law; (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any Environmental Condition; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to any Environmental Law.
(f) (i) There currently are effective all Permits required under any Environmental Law that are necessary for the Seller’s activities and operations at the Real Property and for the operation of the Business; (ii) any applications for renewal of such Permits have been submitted on a timely basis; and (iii) such Permits can be transferred without changes to their terms or conditions.
(g) The Real Property and the Business will not require a material capital expenditure or annual operating expense increase during the one year following the Closing Date to achieve compliance with any Environmental Law.
(h) The Seller has delivered, or caused to be delivered, to the Buyer copies of all documents, records and information in its possession or control concerning Environmental Conditions and potential liability under Environmental Laws, including previously conducted environmental site assessments, compliance audits, asbestos surveys and documents regarding any Release of Hazardous Materials at, upon or from the Real Property or formerly owned or leased property, spill control plans and environmental agency reports and correspondence.
6.19 Product Liability and Warranty.
(a) Subject to any claims that may arise or may have arisen under the Standard Terms, each product sold or leased or service provided by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller has no liability (and, to the Knowledge of the Seller, there is no basis for any present or future Proceeding against the Seller) for replacement or repair of any such products or other damages or other costs in connection therewith. There have been no product recalls by the Seller. No product sold, leased or delivered by the Seller or service provided by the Seller is subject to any guaranty, warranty or other indemnity beyond the applicable Standard Terms, which are set forth on Schedule 6.19.
(b) Other than with respect to any claims that may arise or may have arisen under the Standard Terms, the Seller has no liability and, to the Knowledge of the Seller, there is no basis for any present or future Proceeding against the Seller giving rise to any liability, arising out of any injury to Person or property as a result of the ownership, possession or use of a product designed, assembled, repaired, sold, leased, delivered, installed or otherwise distributed, or services rendered, by the Seller.

6.20 Other Liabilities; Absence of Investments.
(a) The Seller has no Liabilities arising out of transactions or events entered into prior to the Closing Date, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the Closing Date, except (i) liabilities reflected in the Financial Statements, (ii) liabilities that have arisen after the date of the Financial Statements in the Ordinary Course of Business (none of which relates to breach of Contract, breach of warranty, tort, infringement, violation of Law or Environmental liability), or (iii) as otherwise set forth on Schedule 6.20(a).
(b) Except as set forth on Schedule 6.20(b), the Seller holds no Investments of any kind or nature whatsoever.
6.21 Customers and Suppliers.
(a) Schedule 6.21(a) sets forth the top fifteen customers of the Business (based on the dollar amount of sales to such customers) for each of the years ended December 31, 2009 and December 31, 2008 and for the eight-month period ended August 28, 2010 (the “Material Customers”). Except as set forth on Schedule 6.21(a), (i) all Material Customers continue to be customers of the Business and none of such Material Customers has materially reduced its business with the Business from the levels achieved during the year ended December 31, 2009, and, to the Knowledge of the Seller, no such reduction will occur; (ii) no Material Customer has terminated its relationship with the Business, nor has the Seller received notice that any Material Customer intends to do so; (iii) the Seller is not involved in any claim, dispute or controversy with any Material Customer and (iv) the Seller is not involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect.
(b) Schedule 6.21(b) sets forth the top eight suppliers of the Business (based on the dollar amount of purchases from such suppliers) for each of the years ended December 31, 2009 and December 31, 2008 and for the eight-month period ended August 28, 2010 (“Material Suppliers”). Except as set forth on Schedule 6.21(b), (i) all Material Suppliers continue to be suppliers of the Business and none of such Material Suppliers has materially reduced its business with the Business from the levels achieved during the year ended December 31, 2009, and, to the Knowledge of the Seller, no such reduction will occur; (ii) no Material Supplier has terminated its relationship with the Business, nor has the Seller received notice that any Material Supplier intends to do so; (iii) the Seller is not involved in any material claim, dispute or controversy with any Material Supplier; and (iv) the Seller is not involved in any claim, dispute or controversy with any of its other suppliers that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect. No supplier to the Seller represents a sole source of supply for goods and services used in the conduct of the Business.

6.22 Related Party Transactions. Except as set forth on Schedule 6.22, neither the Seller, nor any of its Affiliates, nor any current or former manager, officer or employee of the Seller: (a) has or during the last three (3) fiscal years has had any direct or indirect interest (i) in, or is or during the last three (3) fiscal years was, a director, manager, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Seller or (ii) in any material property, asset or right that is owned or used by the Seller in the conduct of the Business, or (b) is, or during the last three (3) fiscal years has been, a party to any agreement or transaction with the Seller. Except as set forth on Schedule 6.22, there is no outstanding Indebtedness to the Seller of any current or former manager, officer, members, employee or consultant of the Seller or any of their respective Affiliates.
6.23 Certain Payments. Neither the Seller, nor any director, manager, officer, employee or other Person associated with or acting on behalf of the Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, (i) to obtain favorable treatment in securing business for the Seller, (ii) to pay for favorable treatment for business secured by the Seller, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Seller or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Seller that has not been recorded in the books and records of the Seller.
6.24 Indebtedness. Schedule 6.24 set forth a true and complete list of all individual components (including the amount and the Person to whom such amount is owed) of all Indebtedness outstanding with respect to the Seller.
6.25 Bank Accounts. Schedule 6.25 sets forth a true and complete list of (a) the name and address of each bank with which the Seller has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Seller.
6.26 Books and Records. All books, records and accounts of the Seller are accurate and complete and are maintained in accordance with good business practice and all applicable Laws.
6.27 Disclosure. To the Knowledge of the Seller, there exists no material fact that has specific application to the Seller that has not been disclosed to the Buyer and that would reasonably be expected to result in a Material Adverse Effect. Neither this Agreement (including the exhibits and schedules hereto) or the Ancillary Agreements nor any other agreement, document, certificate or written statement furnished to the Buyer by or on behalf of the Seller in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.
6.28 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Seller or any Member in connection with the negotiations relating to the transactions contemplated by this Agreement or any other contemplated sale of the Business or the equity or assets of the Seller, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Seller or any Member.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller as follows:
7.1 Existence and Good Standing. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio.
7.2 Power. The Buyer has the corporate power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements.
7.3 Validity and Enforceability. This Agreement and each of the Ancillary Agreements have been duly authorized, executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Seller and, as applicable, any Member, represent the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms.
7.4 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Buyer of its obligations hereunder or thereunder, will violate or conflict with the Buyer’s articles of incorporation or code of regulations (or equivalent documents) or any Law or Order applicable to the Buyer.
7.5 Consents. Except as set forth on Schedule 7.5, no consent, approval or authorization of any Person or Governmental Authority is required in connection with the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.
7.6 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Buyer in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Buyer.
7.7 Parent Shares. Upon the Closing, as the designees of the Seller, the Parent Shares Recipients will acquire good and valid title to the Parent Shares, free and clear of all Liens (other than Liens imposed by applicable federal and state securities Laws). The Parent Shares will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable.
ARTICLE 8: TAX MATTERS
8.1 Transfer Taxes and Fees. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on the Buyer or the Seller in connection with this Agreement and the Ancillary Agreements (“Transfer Taxes”) will be borne and paid by the Seller when due, and the Seller, at its own expense, will prepare or cause to be prepared and cause to be timely filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

8.2 Cooperation; Audits. In connection with the preparation and/or filing of Tax Returns of any of the parties hereto, their Affiliates or their agents, audit examinations, and any Proceedings relating to Taxes, the Buyer and the Seller shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation and/or filing of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. The Seller shall deliver within five days of Buyer’s request therefor any information required to be reported by the Buyer or the Seller pursuant to Section 6043A of the Code.
8.3 Prorations. The Seller and/or the Members, as applicable, shall bear all income tax liability with respect to the Purchased Assets and/or the operating of the Business accrued (or should have accrued) on or prior to the Closing Date (including all Member-Level Taxes) irrespective of the reporting and payment dates of such Taxes. All other Taxes, including real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, or for which the lien or assessment date arises on, prior to or after the Closing Date, are to be borne by the Buyer as of the Closing Date. The Buyer is responsible for all taxes and fees on the Purchased Assets accruing during any period after the Closing Date. With respect to Taxes described in this Section 8.3, the Seller shall timely file all Tax Returns with respect to income accrued before the Closing Date and the Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to any other Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 8.3 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.
ARTICLE 9: COVENANTS AND AGREEMENTS
9.1 Bulk-Sales Laws. The Buyer hereby waives compliance by the Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer; provided, however, that the Seller agrees (a) to pay and discharge when due or to contest or litigate all claims of creditors that are asserted against the Buyer or the Purchased Assets by reason of such noncompliance, (b) to indemnify, defend and hold harmless the Buyer from and against any and all such claims in the manner provided in Article 10 and (c) to take promptly all necessary action to remove any Lien that is placed on the Purchased Assets by reason of such noncompliance. Any “bulk-transfer” Law that addresses Taxes is governed by Article 8 and not by this Section 9.1.
9.2 Payment of Real Property Expenses. The Buyer is responsible for payment of all rents, charges and other payments (including any prepaid amounts) due under the Real Property Leases and any other leases constituting part of the Purchased Assets or with respect to the Owned Real Property (including any utility charges incurred with respect thereto) accruing during the period prior to and after the Closing Date, in each case, to the extent such rents, charges or other payments, as applicable, constitute Assumed Liabilities.

9.3 Accounts Receivable.
(a) If the Seller receives any payment relating to any Purchased Asset, including any account receivable, outstanding on or after the Closing Date, such payment will be the property of, and the Seller shall immediately forward and remit it to, the Buyer. The Seller shall promptly endorse and deliver to the Buyer any cash, checks or other documents received by the Seller on account of any such Purchased Asset, including accounts receivable. The Seller shall advise the Buyer (promptly following the Seller’s becoming aware thereof) of any counterclaims or set-offs that may arise subsequent to the Closing Date with respect to any such Purchased Asset, including any account receivable.
(b) The Buyer shall use its commercially reasonable efforts to collect all accounts receivable reflected on the October 1, 2010 balance sheet of the Seller until the 18-month anniversary of the Closing Date (or such earlier time as such receivables are fully collected).
9.4 Further Conveyances and Assumptions; Consent of Third Parties.
(a) From time to time following the Closing Date, the Seller and the Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Buyer and its respective successors or assigns, all of the Purchased Assets and to assure fully to the Seller and its Affiliates and their successors and assigns, the assumption of the Assumed Liabilities, and to otherwise make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
(b) Nothing in this Agreement nor the Ancillary Agreements will constitute an agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, that by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent is obtained. The Seller shall, and shall cause its Affiliates to, use its best efforts to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets are to be held, as of and from the Closing Date, by the Seller or the applicable Affiliate of the Seller in trust for the Buyer and the covenants and obligations thereunder are to be performed by the Buyer in the Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder will be for the Buyer’s account. The Seller shall take or cause to be taken at the Seller’s expense such actions in its name or otherwise as the Buyer may reasonably request so as to provide the Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and the Seller or the applicable Affiliate of Seller shall promptly pay over to the Buyer all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, the Seller, on behalf of itself and its Affiliates, authorizes the Buyer, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at the Buyer’s expense, to perform all the obligations and receive all the benefits of the Seller or its Affiliates under the Nonassignable Assets and appoints the Buyer or its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of the Seller and on such Affiliate’s behalf with respect thereto.

9.5 Further Assurances. The Seller shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.
9.6 Preservation of Records. Subject to any retention requirements relating to the preservation of Tax records, the Seller shall, and shall cause the Members to, preserve and keep the records held by it or the Members and relating to the Business from and after the Closing Date and shall make such records (with an opportunity to make copies) and personnel available to the Buyer during normal business hours and upon reasonable notice. If the Seller or any Member wishes to destroy (or permit to be destroyed) such records, the Seller shall first give 90 days prior written notice to the Buyer and the Buyer will have the right at its option and expense, upon prior written notice given to such party within that 90-day period, to take possession of the records within 180 days after the date of such notice.
9.7 Publicity. The Seller shall not, and shall cause the Members not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Buyer, disclosure is otherwise required by applicable Law.
9.8 Employee Plans; Employment Matters.
(a) Effective as of the Closing Date, the Buyer shall assume sponsorship of and all obligations under, Liabilities with respect to, and assets with respect to, the Employee Plans. The Buyer and the Seller shall take all actions necessary to transfer such sponsorship and assets to the Buyer as of the Closing Date. Prior to the Closing, the Seller shall cause the members of any committee charged with administrative and/or fiduciary responsibility with respect to the Employee Plans to relinquish their membership in such committee effective as of the Closing Date.
(b) No provision in this Section 9.8 shall (i) create any third-party beneficiary or other rights in any employee or Former Employee (including any beneficiary or dependent thereof) of the Seller or any other Person other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create an employment agreement or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by the Buyer.

(c) Concurrently with the Closing, the Buyer shall make offers of employment, on an at-will basis, to those employees of the Seller who are primarily involved in the conduct of the Business as of the Closing Date, on employment terms, including compensation and benefits, that are substantially similar in the aggregate to those applicable to such employees immediately prior to the execution of this Agreement under the employment relationship with the Seller; provided, however, that nothing in this Agreement shall obligate the Buyer to employ any such employee for any period of time or continue any term or condition of employment or any employment benefits or policies for any period of time. Unless an employee declines Buyer’s offer of employment, each of the active employees of the Seller who are primarily involved in the conduct of the Business as of the Closing Date shall be deemed to have accepted Buyer’s offer of employment and shall become an employee of Buyer as of the Closing Date. The employees who accept (or are deemed to accept) employment with the Buyer shall be referred to herein as “Transferred Employees.” The Buyer shall take such reasonable actions as are necessary to allow the Transferred Employees to continue to participate in the Employee Plans, and shall cause each of the Employee Plans to recognize service with the Seller prior to the Closing Date solely for (i) eligibility purposes and (ii) purposes of vacation or sick day accrual after the Closing Date, as if such service with the Seller was service with the Buyer. To the extent the Buyer substitutes any of the Seller’s medical or dental benefit plans with comparable plans of the Buyer, then where applicable, the Buyer shall (A) waive any pre-existing condition exclusion, actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any of the Buyer’s group health plans to the extent permitted by such plans, and (B) provide that any covered expenses incurred on or before the Closing Date during the calendar year that includes the Closing Date by the Transferred Employees and their dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date to the same extent as such expenses are taken into account for the benefit of similarly situated employees of the Buyer.
9.9 Competitive Activity; Non-Solicitation; Confidentiality.
(a) Non-Competition. The Seller agrees that during the Non-Compete Period, it shall not, directly or indirectly, (i) enter into, engage in, consult, manage or otherwise participate in the operation of any business which competes with the Business (as conducted by the Buyer) within the Restricted Territory; (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with, the Business (as conducted by the Buyer) within the Restricted Territory; (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Buyer, or attempt to do so; or (iv) promote or assist, financially or otherwise, any Person engaged in any business which competes with the Business (as conducted by the Buyer) within the Restricted Territory. Nothing contained in this Section 9.9 shall prohibit the Seller from acquiring or holding at any one time a passive investment of less than five percent (5%) of the outstanding shares of capital stock of any publicly traded corporation that may compete with the Buyer within the Restricted Territory. For the purposes of this Section 9.9, the Buyer shall also include any Affiliate of the Buyer. Notwithstanding the foregoing, but subject to Sections 9.9(b) and 9.9(c) below, the provisions of this Section 9.9(a) shall not apply to the Seller in connection with any relationship the Seller has or any activities the Seller engages in with respect to, in each case as of the Closing Date, plus reasonable continuations and extensions thereof, each of Saudi Mechanical Industries Co., Globe Industries, LLC (including its subsidiaries P&M Supply Co., Global Steel & Casting Company, LLC, Allsun Properties, LLC and JG Holdings, LLC) (collectively, the “Excluded Entities”), or any of the respective businesses as conducted thereby; provided that this sentence is only effective to the extent of the business operations (including customers) of the Excluded Entities as conducted on the Closing Date, plus reasonable continuations and extensions thereof. For purposes of clarification, the Excluded Entities are not parties to this Agreement and are not subject to the restrictions imposed on the Seller pursuant to this Section 9.9(a), it being understood that certain activities of the Excluded Entities beyond those permitted in the preceding sentence could serve as the basis of a claim against the Seller pursuant to this Section 9.9(a).

(b) Non-Solicitation. During the Non-Compete Period, the Seller agrees that it shall not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Buyer or any of its Affiliates to terminate their employment, representation or other association with the Buyer or its Affiliates, without obtaining written consent of the Buyer prior to such solicitation or inducement.
(c) Non-Disclosure. The Seller will keep in strict confidence, and will not, directly or indirectly, at any time, (i) disclose, divulge or make accessible to any Person (including the Excluded Entities) any Confidential Information, without the prior written consent of the Buyer, unless and except to the extent that such disclosure is necessary in the performance of employment duties for the Buyer or as required by any subpoena or other legal process, or (ii) use any Confidential Information for such Person’s own account, for the account of any other Person (including the Excluded Entities), or to the detriment of the Buyer, without the prior written consent of the Buyer. Upon request by the Buyer, the Seller shall deliver to the Buyer all tangible embodiments relating to the Confidential Information that such Person possesses or has under his, her or its control.
(d) Acknowledgment and Relief. The Seller acknowledges that (i) its obligations under this Section 9.9 are reasonable in the context of the nature of the Business and the competitive injuries likely to be sustained by the Buyer if it were to violate such obligations, (ii) the covenants in this Section 9.9 are adequately supported by consideration from the Buyer for the benefit of the Business after the Closing Date, and (iii) the foregoing makes it necessary for the protection of the Business that it not compete with the Buyer for the reasonable period contained herein. Accordingly, the Seller acknowledges and agrees that the remedy at law available to the Buyer for breach of its obligations under this Section 9.9 would be inadequate; therefore, in addition to any other rights or remedies that the Buyer may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Section 9.9, without the necessity of proof of actual damage. If it shall be judicially determined that the Seller has violated this Section 9.9, then the period applicable to each obligation that such Person has been determined to have violated will automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.
(e) Other Agreements. The obligations and restrictions set forth in this Section 9.9 are in addition to the provisions of any employment or other agreement of Seller that may be entered into from time to time and addresses the same or similar subject matter covered by this Section 9.9.

9.10 Use of Business Name. Following the Closing Date, the Seller shall immediately cease to use or do business, and cease to allow any Affiliate of the Seller to use or do business, under the name “National Pump Company, LLC” or any name that is derivative of or similar to such name or any tradenames currently used by the Business, except as provided under that certain Design License Agreement dated as of April 1, 1997, by and between Saudi Mechanical Industries Company, Limited, and the Seller. The name of the Seller following the Closing is expected to be NPC Holdings, LLC.
9.11 Insurance. The Seller acknowledges that the insurance policies required to be listed on Schedule 6.12 may provide coverage with respect to certain of the Assumed Liabilities and the Buyer and the Seller shall reasonably cooperate to provide the Buyer with the benefits of such coverage, if any.
9.12 Title Insurance Endorsements. Within 30 days following the Closing Date, the Seller shall cause the Title Company to deliver to the Buyer endorsements to the Title Insurance, in form and substance reasonably satisfactory to the Buyer, deleting from such Title Insurance any exceptions for the Liens set forth on Schedule 9.12 (to the extent such exceptions are actually taken by the Title Company).
ARTICLE 10: REMEDIES
10.1 General Indemnification Obligation.
(a) The Seller shall indemnify and hold harmless the Buyer and its officers, directors, employees, agents, members and Affiliates (each, a “Buyer Indemnitee”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including reasonable attorneys’ fees) and disbursements (collectively “Losses”) based upon, arising out of or otherwise in respect of (A) any inaccuracies in or any breach of any representation or warranty of the Seller contained in this Agreement (including any schedule or exhibit attached hereto or certificate delivered in connection herewith) or any Ancillary Agreement (determined in each case without regard to any qualification with respect to materiality, material adverse effect or similar qualification); (B) any breach of the covenants or agreements of the Seller contained in this Agreement (including any schedule or exhibit attached hereto or certificate delivered in connection herewith) or any Ancillary Agreement; (C) any product liability or warranty claims with respect to products manufactured and shipped by the Seller before the Closing Date; and (D) the Excluded Liabilities.
(b) The Buyer shall indemnify and hold harmless the Seller from and against any and all Losses based upon, arising out of or otherwise in respect of (i) any inaccuracies in or any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement (including any schedule or exhibit attached hereto or certificate delivered in connection herewith) or any Ancillary Agreement, and (ii) any Assumed Liability.

10.2 Notice and Opportunity to Defend.
(a) Notice of Asserted Liability. As soon as is reasonably practicable after the Seller, on the one hand, or a Buyer Indemnitee, on the other hand, becomes aware of any direct or third-party claim that such party has or may reasonably be expected to have under Section 10.1 that may result in a Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other party (the “Indemnifying Party”) and, if such notice is being delivered on or before the 18-month anniversary of the Closing Date, the Escrow Agent. A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 10.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.
(b) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 30 days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article 10, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the (i) defense of such Liability Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) Liability Claim solely seeks (and continues to seek) monetary damages; (iv) Liability Claim does not include criminal charges and (v) Indemnifying Party expressly agrees in writing to be fully responsible for all Losses relating to such Liability Claim (the conditions set forth in clauses (i) through (v) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 10.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 10.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim; provided, however, that if (i) any of the Litigation Conditions ceases to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Liability Claim that the other is defending as provided in this Agreement; provided, that any such participation by the Indemnified Party is at the Indemnifying Party’s expense if, in the reasonable judgment of the Indemnified Party, there exists an actual or potential conflict of interests between the Indemnifying Party and the Indemnified Party. The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such Liability Claim, (ii) grants any injunctive or equitable relief or (iii) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party. The Indemnified Party has the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party.

10.3 Survivability; Limitations.
(a) The representations and warranties of the Seller and the Buyer contained in this Agreement will survive for a period ending on the 18-month anniversary of the Closing Date (the “Expiration Date”); provided, however, that any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 10.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of the Seller and the Buyer contained in this Agreement will survive after the Closing Date in accordance with their terms.
(b) Notwithstanding anything to the contrary contained in this Article 10, the Seller will not have any liability pursuant to Section 10.1(a) (other than a breach of the covenant set forth in Section 9.12) until the aggregate amount of all such Losses sustained by the Buyer exceeds $75,000, in which case the Seller will be liable for all such Losses in excess of such amount.
(c) All indemnity payments are to be treated as adjustments to the Purchase Price for all income Tax purposes except to the extent otherwise required by Law.
10.4 Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, or any other rights to which a party may otherwise be entitled at law or in equity, the Buyer expressly agrees that a claim for indemnification pursuant to the provisions of this Article 10 shall be the sole and exclusive remedy of the Buyer Indemnitees from and after the Closing Date for any claims of any inaccuracy in or breach of any representation or warranty of the Seller or any Affiliate thereof contained in this Agreement, any Ancillary Agreement or in any other certificate, document or instrument delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated herein. The Buyer, on behalf of itself and the other Buyer Indemnitees, hereby expressly waives all other remedies or rights to recover (or exercise a right of set-off with respect to) damages from the Seller or any Affiliate thereof on account of any such inaccuracy or breach. Notwithstanding anything to the contrary contained in this Article 10, the Buyer further agrees that any indemnification obligations of the Seller to the Buyer Indemnitees for Losses arising out of the circumstances described in Section 10.1(a)(A) must be drawn solely and exclusively from the funds subject to the Escrow Agreement, which funds shall be the Buyer’s sole and exclusive remedy for Losses arising out of the circumstances described in Section 10.1(a)(A); provided that the limitations set forth in this Section 10.4 will not apply in the case of the fraud on the part of the Seller, any Member or Jeschke.

10.5 Specific Performance. Each party’s obligation under this Agreement is unique. If either party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies, will be entitled to specific performance, injunction or such other equivalent equitable relief, and each party expressly waives the defense that a remedy in damages will be adequate.
ARTICLE 11: MISCELLANEOUS
11.1 Expenses. Except as otherwise provided in this Agreement, each of the parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.
11.2 No Assignment. The rights and obligations of the Buyer under this Agreement may not be assigned without the prior written consent of the other parties hereto. Notwithstanding the previous sentence, the Buyer may without the consent of the Seller, assign its rights under this Agreement to any Affiliate of the Buyer. The rights and obligations of the Seller under this Agreement may not be assigned without the prior written consent of the Buyer.
11.3 Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.
11.4 Integration, Modification and Waiver. This Agreement, together with the exhibits, schedules and certificates or other instruments delivered under this Agreement, constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior understandings of the parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Buyer and the Seller. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.
11.5 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” means including without limitation. Any reference to the singular in this Agreement also includes the plural and vice versa.
11.6 Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

11.7 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (with a confirmation report that the transmission was successful), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:
If to the Seller:
RABS Holdings, LLC
c/o Roger L. Jeschke
7706 N. 71st Avenue
Glendale, Arizona 85303
Facsimile No.: (623) 979-2177
with a copy to:
Osborn Maledon, P.A.
2929 North Central Avenue, Suite 2100
Phoenix, Arizona 85012-2794
Attention: Ronda Beckerleg Thraen, Esq.
Facsimile No.: (602) 640-9050
If to the Buyer:
National Pump Company
600 South Airport Road
Mansfield, Ohio 44903
Attention: David P. Emmens, Esq.
Facsimile No.: (419) 755-1019
with a copy to:
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Anthony R. Moore, Esq.
                  William R. Stewart, Jr., Esq.
Facsimile No.: (216) 579-0212
Any party may change its address or facsimile number for the purposes of this Section 11.7 by giving notice as provided in this Agreement.

11.8 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.
11.9 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or facsimile transmission), each of which will be deemed an original, but all of which together will constitute one and the same instrument.
11.10 Consent to Jurisdiction and Service of Process. The parties hereto hereby submit to the jurisdiction of the courts of Ohio or the courts of the United States located in the State of Ohio in respect of the interpretation and enforcement of the provisions of this Agreement and the Ancillary Agreements and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and any Ancillary Agreement, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon the Buyer or the Seller by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 11.7 hereof.
[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

NATIONAL PUMP COMPANY
By:	/s/ Wayne L. Knabel
	Name:	Wayne L. Knabel
	Title:	Treasurer

NATIONAL PUMP COMPANY, LLC
By:	/s/ Roger L. Jeschke
	Name:	Roger L. Jeschke
	Title:	Manager
[Signature Page to NPC Asset Purchase Agreement]